Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Brera Holdings PLC (f/k/a Brera Holdings Limited)

We hereby consent to the incorporation by reference in Brera Holdings PLC’s (f/k/a Brera Holdings Limited) (the “Company”) Registration Statements on Form F-3 of our report July 19, 2024 respect to our audit of the Company’s consolidated financial statement as of and for the years ended December 31, 2023 and 2022, which appears in the Company’s Annual Report on Form 20-F/A, filed on May 28, 2025.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ TAAD LLP

Diamond Bar, California

November 19, 2025